Exhibit 5.1
Hollywood Media Corp.
2255 Glades Road, Suite 221-A
Boca Raton, Florida 33431
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Hollywood Media Corp., a Florida corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about May 8, 2006 in connection with the registration under the Securities Act of 1933 of 100,000 shares of Common Stock of the Company (the “Warrant Shares”) issuable upon exercise of Common Stock Purchase Warrants dated March 15, 2006 (the “Warrants”), issued to purchasers pursuant to a Note Purchase Agreement dated November 22, 2005, among the Company and such purchasers, as amended
     We are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued pursuant to the terms of the Warrants (including the payment of the exercise price for the Warrant Shares) and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar of the Common Stock, the Warrant Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP